Exhibit 99.1

1.            On October 10, 2025, AP VIII Socrates Holdings, L.P. (“Socrates”) sold an aggregate of 3,546,985 shares of common stock of Phoenix Education Partners, Inc. (the “Issuer”), par value $0.01 per share (the “Common Stock”), in connection with an underwritten public offering of the Common Stock of the Issuer pursuant to the prospectus dated October 8, 2025, filed as part of the registration statement on Form S-1 (File No. 333-289955). The shares were sold at a public offering price of $32.00 per share, less underwriting discounts and commissions.

2.            The shares of Common Stock reported as beneficially owned following the reported transaction are held of record by Socrates. AP VIII Socrates Holdings GP, LLC (“Socrates GP”) is the general partner of Socrates. Apollo Advisors VIII, L.P. (“Advisors VIII”) is the general partner of the members of Socrates GP. Apollo Capital Management VIII, LLC (“Capital Management VIII”) is the general partner of Advisors VIII, and APH Holdings, L.P. (“APH Holdings”) is the sole member and manager of Capital Management VIII. Apollo Principal Holdings A GP, Ltd. (“Principal A GP”) is the general partner of APH Holdings.

Each of Socrates GP, Advisors VIII, Capital Management VIII, APH Holdings, Principal A GP, and Messrs. Rowan, Zelter and Kleinman, the directors of Principal A GP, disclaim beneficial ownership of all shares of common stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, except to the extent of their pecuniary interest therein.

The principal business address of each of Socrates, Socrates GP, Advisors VIII, Capital Management VIII, APH Holdings and Principal A GP is 9 W. 57th Street, 41st Floor, New York, New York 10019.